[tousa logo]	Company Contacts:
	David J. Keller	Hunter Blankenbaker
	Chief Financial Officer	Director of Corporate Communications
	Telephone: 800-542-4008	Telephone: 954-965-6606
	Email: investor@tousa.com	Email: hblankenbaker@tousa.com

Technical Olympic USA Reports Results for First
Quarter Ended March 31, 2004

FOR IMMEDIATE RELEASE: Monday, May 10, 2004

Highlights of the quarter include, compared against the quarter ended March 31, 2003:

•	Homebuilding revenue of $424.9 million, a 35% increase

•	Home deliveries of 1,517, a 23% increase

•	Community count increase to 227 from 176, a 29% increase

•	Sales value of homes in backlog of $1.24 billion, a 63% increase

•	Announcement of David J. Keller as Senior Vice President and Chief Financial Officer and Tommy L. McAden as Senior Vice President – Strategy and Operations

HOLLYWOOD, FL, May 10, 2004 PRNewswire-FirstCall/ — Technical Olympic USA, Inc. (NASDAQ: TOUS — News) today reported results for the quarter ended March 31, 2004.

“Our results are in line with our expectations and reflect the costs associated with our growth plans, increases in new communities and our transition from a group of regional and local builders into a large national homebuilder,” said Antonio B. Mon, President and Chief Executive Officer of Technical Olympic USA.

“We are pleased with both the level and sales value of homes in backlog, which are indicators that our strategy of growth within our existing markets is working well. We are positioned in solid growth housing markets and remain focused on delivering a diverse group of product offerings in these areas. We believe that our ability to deliver the right home, in the right market, and at the right price positions us well for the future.”

Net income increased to $18.1 million (or $0.60 per diluted share) during the three months ended March 31, 2004 from $17.7 million (or $0.63 per diluted share) during the three months ended March 31, 2003. The increase in net income is attributable to an increase in Homebuilding pretax income to $25.5 million during the three months ended March 31, 2004, from $24.5 million during the three months ended March 31, 2003. This was partially offset by a slight decline in Financial Services pretax income to $3.2 million during the three months ended March 31, 2004, from $3.4 million during the three months ended March 31, 2003.

Homebuilding

During the three months ended March 31, 2004, Homebuilding revenues increased 35% to $424.9 million from $315.2 million during the three months ended March 31, 2003. This increase is due primarily to an increase in revenues from home sales to $406.7 million during the three months ended March 31, 2004, from $313.8 million during the three months ended March 31, 2003. The 30% increase in revenue from home sales was a result of (1) a 23% increase in home deliveries to 1,517 during the three months ended March 31, 2004, from 1,234 during the three months ended March 31, 2003, and (2) a 5% increase in the average selling price on delivered homes to $268,000 from $254,000 in the same periods. In addition to the increase in revenue from home sales, the Company generated additional revenue from land sales. For the three months ended March 31, 2004, the Company’s revenues from land sales were $18.2 million, as compared to $1.4 million for the three months ended March 31, 2003. Land sales are incidental to the Company’s residential homebuilding operations and are expected to continue in the future, but may significantly fluctuate from period to period.

Revenues from home sales increased as a result of the following activity within the Company’s Homebuilding regions:

•	The Company’s Florida region realized an increase in revenue from home sales of $20.0 million, or 16%, to $141.5 million during the three months ended March 31, 2004. This increase is primarily due to a 12% increase in the average sales price of homes delivered to $260,000 during the three months ended March 31, 2004, from $233,000 during the corresponding period in the prior year. This increase in average sales price is primarily due to the high demand for housing in certain markets in the region allowing the Company to increase prices in those markets, along with a change in the product mix of home deliveries in this region. In addition, the Company realized a 4% increase in home deliveries to 544 during the three months ended March 31, 2004.

•	The Company’s Mid-Atlantic region realized an increase in revenue from home sales of $5.5 million, or 14%, to $45.2 million during the three months ended March 31, 2004. This increase is primarily due to a 30% increase in the average sales price of homes delivered to $376,000 during the three months ended March 31, 2004, from $289,000 during the three months ended March 31, 2003. This increase in average sales price is primarily due to a change in product mix within this region. This increase in average sales price was partially offset by a decline in home deliveries to 120 from 137 during the three month periods ended March 31, 2004 and 2003, respectively.

•	The Company’s Texas region realized an increase in revenue from home sales of $23.2 million, or 30%, to $101.1 million during the three months ended March 31, 2004. This increase is primarily due to a 40% increase in home deliveries to 419 as compared to 300 during the three month periods ended March 31, 2004 and 2003, respectively. The increase in home deliveries was partially offset by a decline in the Company’s average sales price in this region to $241,000 for the three months ended March 31, 2004, as compared to $260,000 for the three months ended March 31, 2003. The decline in the average sales price is primarily due to the diversification of the Company’s product mix within this region. The Company has continued to experience a weakness in certain of its Texas markets, most notably Dallas. As a result, in addition to strengthening its offerings of move-up product, the Company is also targeting lower price points throughout Texas. The Company recently announced the introduction of a new brand – Trophy Homes – to serve as its flagship for its affordable homes initiative; the brand has been launched initially in Houston. The Company believes that the strategy of diversifying its price points will allow the Company to improve its returns in this region over time.

•	The Company’s West region experienced the greatest increase in revenue from home sales of any of its regions. Revenues from home sales rose $44.3 million, or 59%, to $118.9 million for the three months ended March 31, 2004. This increase is due to a 57% increase in home deliveries to 434 during the three months ended March 31, 2004, from 276 home deliveries during the three months ended March 31, 2003. The increase in home deliveries is primarily due to the high demand for housing in several of the Company’s markets in the West region. The Company’s average sales price in the West region has remained relatively constant at $274,000 for the three months ended March 31, 2004, as compared to $270,000 for the three months ended March 31, 2003.

Homebuilding gross profit increased 20% to $80.6 million for the three months ended March 31, 2004, from $67.0 million for the three months ended March 31, 2003. This increase is primarily due to an increase in revenue from home sales. The Company’s gross margin on home sales decreased to 18.5% during the three months ended March 31, 2004, from 21.3% during the three months ended March 31, 2003. This decrease is primarily due to an increase in the cost of homesites. Additionally, as a result of softness in portions of the Company’s Texas and Colorado markets during the 2003 selling season, the Company has realized higher incentives in its deliveries during the three months ended March 31, 2004, as compared to the corresponding period in the prior year. Additionally, for the three months ended March 31, 2004, the Company generated gross profit on land sales of $5.5 million as compared to $0.2 million for the comparable period in the prior year.

Selling, general and administrative (SG&A) expenses increased to $52.0 million during the three months ended March 31, 2004, from $41.8 million during the three months ended March 31, 2003. As a percentage of Homebuilding revenues, SG&A expenses decreased to 12.2% for the three months ended March 31, 2004, as compared to 13.3% for the three months ended March 31, 2003. The 110 basis point improvement in SG&A expenses as a percentage of Homebuilding revenues is primarily attributable to the Company’s ability to generate higher revenue levels while leveraging existing fixed SG&A costs.

Backlog

As of March 31, 2004, the Company had 4,432 homes in backlog representing $1.24 billion in revenue, as compared to 2,826 homes in backlog representing $764.0 million in revenue as of March 31, 2003. This increase in revenue in backlog of 63% is primarily attributable to the increased sales activity in several of the Company’s existing markets. The Company’s average selling price of homes in backlog has increased to $281,000 from $270,000 as a result of (1) the high demand for housing in certain of its markets allowing the company to increase prices in those markets, and (2) a change in the product mix. Substantially all of the homes included in backlog as of March 31, 2004 are expected to be delivered during 2004; however, cancellation rates could increase, particularly if market conditions deteriorate or mortgage interest rates increase, thereby decreasing backlog and related future revenues.

Financial Services

Financial Services revenues increased to $10.3 million during the three months ended March 31, 2004, from $9.5 million during the three months ended March 31, 2003. The 8% increase in Financial Services revenues is due primarily to an increase in the capture ratio of the Company’s Homebuilding deliveries. During the three months ended March 31, 2004, approximately 14% of the Company’s homebuyers paid in cash. The Company’s mortgage operations capture ratio for non-cash homebuyers was 63% for the three months ended March 31, 2004, as compared to 53% for the three months ended March 31, 2003. The Company’s title operations capture ratio was 90% for the three months ended March 31, 2004, as compared to 81% for the corresponding period in the prior year. The number of closings at the Company’s mortgage operations increased to 1,049 for the three months ended March 31, 2004, from 880 for the three months ended March 31, 2003. The number of closings at the Company’s title operations decreased to 4,373 for the three months ended March 31, 2004, from 4,668 for the three months ended March 31, 2003. The decline in the closings of the Company’s title operations is due primarily to a decrease in refinancing transactions.

Financial Services expenses increased to $7.1 million for the three months ended March 31, 2004, from $6.2 million for the comparable period in the prior year. The 16% increase in Financial Services expenses is primarily a result of higher general and administrative expenses due to higher staff levels to accommodate the increased activity in the Company’s Homebuilding business and the expansion of its Financial Services operations into new markets.

Guidance

The Company today reaffirmed its 2004 financial guidance of $112 million in net income based on expected revenues of $2.05 billion and the aggregate delivery of 8,000 homes. The Company expects the community count at December 31, 2004 to be approximately 270.

“As we have previously communicated, the first half of 2004 will continue to be impacted by costs associated with building our foundation for growth and our ramp-up of new communities. We remain confident that the second half of 2004 will be a period of improved financial results as we complete our transition from a group of regional and local homebuilders into one of the nation’s largest homebuilders,” said Mr. Mon.

Conference Call and Web Cast

The Company will host a conference call and web cast on Tuesday, May 11, 2004 at 11 a.m. Eastern Time to discuss the first quarter results. To access the call, please dial (877)-847-5345 (domestic) or (719)-867-0700 (international) and use the pass code 785924. Participants must dial in 5 to 10 minutes prior to the scheduled start time for registration. The call will also be broadcast live over the internet and can be accessed through the Company’s website at www.tousa.com.

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED STATEMENTS OF INCOME AND RELATED DATA
(DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

The following table includes selected consolidated statement of income and other data (dollars in thousands, except per share data):

	THREE MONTHS ENDED
	MARCH 31,
	2003	2004
HOMEBUILDING:
Revenues:
Home sales	$313,820	$406,738
Land sales	1,403	18,175

	315,223	424,913
Cost of Sales:
Home sales	247,048	331,607
Land sales	1,196	12,675

	248,244	344,282

Gross profit	66,979	80,631
Selling, general and administrative expenses	41,789	52,031
Variable stock-based compensation expense	—	992
Depreciation and amortization	1,646	3,285
Other income, net	(922)	(1,147)

Homebuilding pretax income	24,466	25,470
FINANCIAL SERVICES:
Revenues	9,521	10,326
Expenses	6,160	7,141

Financial Services pretax income	3,361	3,185

Income before income taxes	27,827	28,655
Income tax expense	10,171	10,574

Net income	$17,656	$18,081

Earnings per common share – diluted	$0.63	$0.60

Weighed average number of common shares outstanding — diluted	27,882,090	30,353,411

OTHER DATA:
EBITDA (1)	$36,855	$42,633
Homes delivered	1,234	1,517
Average sales price per home delivered	$254	$268
Gross margin on revenue from home sales	21.3%	18.5%
Ratio of SG&A expenses to Homebuilding revenues	13.3%	12.2%
Ratio of Homebuilding pretax income to Homebuilding revenues	7.8%	6.0%
Homes in backlog at end of period	2,826	4,432
Sales value of homes in backlog at end of period	$763,965	$1,244,857
Total active communities at period end	176	227

(1)	EBITDA is the sum of net income before: (a) income taxes, (b) amortization of capitalized interest in cost of sales, (c) Homebuilding interest expense and (d) depreciation and amortization. We have included information concerning EBITDA because we believe that it is an indication of the profitability of our core operations and reflects the changes in our operating results. We do not use EBITDA as a measure of our liquidity because we do not believe it is a meaningful indication of our cash flow. EBITDA is not required by accounting principles generally accepted in the United States (GAAP), and other companies may calculate EBITDA differently. EBITDA should not be considered as an alternative to operating income or to cash flows from operating activities (as determined in accordance with GAAP) and should not be construed as an indication of our operating performance or a measure of our liquidity. A reconciliation of EBITDA to net income, the most directly comparable GAAP performance measure, is provided below (dollars in thousands):

	THREE MONTHS ENDED
	MARCH 31,
	2003	2004
Net income	$17,656	$18,081
Add: income taxes	10,171	10,574
Add: interest in cost of sales	7,382	10,693
Add: depreciation and amortization expense	1,646	3,285

EBITDA	$36,855	$42,633

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	DECEMBER 31,	MARCH 31,
	2003	2004
	(unaudited)
ASSETS
HOMEBUILDING:
Cash and cash equivalents:
Unrestricted	$73,703	$103,419
Restricted	21,222	28,339
Inventory	1,183,423	1,197,839
Property and equipment, net	23,727	25,524
Other assets	43,653	75,825
Goodwill	100,103	106,425

	1,445,831	1,537,371
FINANCIAL SERVICES:
Cash and cash equivalents:
Unrestricted	3,148	4,352
Restricted	73,358	177,682
Mortgage loans held for sale	75,241	61,971
Other assets	3,544	3,976
Goodwill	3,907	3,907

	159,198	251,888

Total assets	$1,605,029	$1,789,259

LIABILITIES AND STOCKHOLDERS’ EQUITY
HOMEBUILDING:
Accounts payable	$50,228	$41,422
Accrued expenses and other liabilities	98,711	85,879
Customer deposits	35,506	45,101
Consolidated obligations for inventory not owned	242,740	245,852
Homebuilding borrowings	497,919	614,587
	925,104	1,032,841
FINANCIAL SERVICES:
Accounts payable and other liabilities	74,893	178,134
Financial services borrowings	63,243	20,063

	138,136	198,197

Total liabilities	1,063,240	1,231,038
Minority interest	5,379	3,671
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock — $0.01 par value; 3,000,000 shares authorized; none issued or outstanding	—	—
Common stock — $.01 par value; 67,000,000 shares authorized and 29,889,036 and 29,895,837 shares issued and outstanding at December 31, 2003 and March 31, 2004, respectively	299	299
Additional paid-in capital	370,926	370,985
Retained earnings	165,185	183,266

Total stockholders’ equity	536,410	554,550

Total liabilities and stockholders’ equity	$1,605,029	$1,789,259

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES
SELECTED HOMEBUILDING OPERATING DATA
(DOLLARS IN THOUSANDS)

	THREE MONTHS ENDED
	MARCH 31,
	2003	2004
HOMES DELIVERED:
Florida	521	544
Mid-Atlantic	137	120
Texas	300	419
West	276	434

Total	1,234	1,517

AVERAGE SALES PRICE PER HOME DELIVERED:
Florida	$233	$260
Mid-Atlantic	$289	$376
Texas	$260	$241
West	$270	$274
Company Average	$254	$268
REVENUES FROM HOME SALES:
Florida	$121,574	$141,548
Mid-Atlantic	39,653	45,170
Texas	77,941	101,092
West	74,652	118,928

Total	$313,820	$406,738

NEW SALES CONTRACTS, NET OF CANCELLATIONS:
Florida	642	1,085
Mid-Atlantic	195	262
Texas	418	535
West	377	847

Consolidated total	1,632	2,729
From unconsolidated partnerships	—	92

Total	1,632	2,821
HOMES IN BACKLOG AT END OF PERIOD:
Florida	1,316	2,087
Mid-Atlantic	302	366
Texas	496	610
West	712	1,277

Consolidated total	2,826	4,340
From unconsolidated partnerships	—	92

Total	2,826	4,432

SALES VALUE OF HOMES IN BACKLOG AT END OF PERIOD:
Florida	$339,139	$582,270
Mid-Atlantic	107,778	153,099
Texas	128,524	159,393
West	188,524	322,624

Consolidated total	763,965	1,217,386
From unconsolidated partnerships	—	27,471

Total	$763,965	$1,244,857

CONTROLLED HOMESITES:
Florida	10,900	19,100
Mid-Atlantic	5,000	5,600
Texas	5,500	8,100
West	10,300	14,100

Total	31,700	46,900

This press release contains forward-looking statements, including statements regarding (1) our belief that our product offerings, markets and price points will position us well for the future, (2) our expectation that targeting lower price points in most of our Texas markets will offset slower demand for new housing at our existing price points, (3) our expectation that diversifying our price points will allow us to improve our returns, (4) our expectation that the second half of 2004 will be a period of improved financial results, (5) our operational and financial guidance for 2004, and (6) our expectations regarding our ability to deliver during 2004 substantially all of the homes currently in our backlog. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to statements regarding each of the above statements these factors include (1) economic or other business conditions that affect the desire or ability of our customers to purchase new homes in markets in which we conduct our business; (2) a decline in the demand for, or the prices of, housing; (3) a decline in the value of the land and home inventories we maintain; (4) an increase in the cost of, or shortages in the availability of, skilled labor or construction materials; (5) an increase in interest rates; (6) our ability to identify and acquire, at anticipated prices, additional homebuilding opportunities, (7) our ability to successfully dispose of developed properties or undeveloped land or homesites at expected prices and within anticipated time frames; and (8) our ability to compete in our existing and future markets. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 10, 2004.